Event ID:   3155425
Culture:   en-US
Event Name: Q4 2010 RAND LOGISTICS INC Earnings Conference Call
Event Date: 2010-06-16T12:30:00 UTC

P: Operator;;
C: Lesley Snyder;RAND LOGISTICS INC;IR
C: Laurence Levy;RAND LOGISTICS INC;Chairman, CEO
C: Scott Bravener;RAND LOGISTICS INC;President - Lower Lakes
C: Lorraine Barber;RAND LOGISTICS INC;CFO - Lower Lakes
P: Fred Buonocore;CJS Securities;Analyst
P: Matt Campbell;Knott Partners;Analyst

+++ presentation
Operator: Good morning. My name is Cynthia and I will be your conference operator today. At this time I would like to welcome everyone to the fourth quarter and fiscal year 2010 earnings conference call. All lines have been placed on mute to prevent any background noise. After the speakers remarks there will be a question and answer session. (Operator Instructions). Thank you.

I would now like to turn today's call over to Lesley Snyder. Please go ahead, ma'am.

Lesley Snyder: Thank you, Operator. Good morning, Ladies and Gentlemen, and welcome to Rand Logistics fiscal Year 2010 Conference Call. On the call today from the Company are Laurence Levy, Chairman and Chief Executive Officer, Scott Bravener, President of Lower Lakes and Lorraine Barber, Chief Financial Officer of Lower Lakes. A live audio Webcast and a Company slide presentation will be made available on the Rand website at www.RandLogisticsInc.com/presentation.html.

Before we begin, we would like to remind everyone that this conference call contains forward-looking statements. For all Forward-Looking Statements we claim the protection of the Safe Harbor for Forward-Looking Statements contained in the Private Securities Litigation Reform Act of 1995. Forward-Looking Statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy or are otherwise beyond our control and some of which might not even be anticipated. Future events and actual results affecting our strategic plan as well as our financial position, results of operations and cash flows, could differ materially from those described in or contemplated by the forward-looking statements.

Important factors that contribute to such risks include, but are not limited to the effect of the economic downturn in our markets, the weather conditions on the Great Lakes and our ability to maintain and replace our vessels as they age. For a more detailed description of these uncertainties and other factors, please see the “Risk Factors” section in Rand's Annual Report on Form 10-K as filed with the Securities and Exchange Commission on June 16, 2010. And with that I would like to turn the call over to Mr. Laurence Levy.

Laurence Levy: Thank you, Lesley, and good morning, everyone. Thank you for joining us on today's call. After my opening remarks, Scott Bravener, President of Lower Lakes will discuss our operating results. Then, Lorraine Barber, CFO of Lower Lakes will review the financial results as Joe McHugh, Rand's CFO, is not able to join us today. Thereafter, I will discuss the fiscal 2011 earnings opportunities. We will then open the call up for questions.

The overall reduction in demand from our customers in the first half of the fiscal year due to the weakened economy and the resultant delayed openings of our customers’ facilities for the 2009 sailing season reduced our vessel scheduling flexibility and decreased the overall operating efficiency of our fleet. In combination with increased customer demand in the second half of the fiscal year, favorable weather conditions on the Great Lakes during the October through December period and then unusually strong customer demand in January 2010, when our vessels sailed for an unbudgeted 111 days, marine freight revenue recovered and exceeded the second half performance of the prior fiscal year. For the full year, marine freight revenue almost achieved prior year levels despite the adverse market conditions and a weaker Canadian Dollar during the revenue earning period.

Demand in the markets that we serve has been down by almost 50% on a tonnage basis for certain of the commodities that we transport. Despite this overall market softness, our fiscal year 2010 results clearly illustrate the benefits of our differentiatable and sustainable competitive advantages. These include high barriers to entry and non-duplicatable asset portfolio, long term contracts with revenue visibility, and an efficient cost structure. The severity of this downturn has tested our operating model and business strategy. Our full year fiscal 2010 financial performance in the face of the severe economic downturn validates the quality of our business and our position as one of the most efficient providers of bulk freight shipping services throughout the Great Lakes region.

Now I'd like to turn the call over to Scott for a review of our operations. Scott?

Scott Bravener: Thanks, Laurence. We are very pleased with our operating performance, particularly considering that volumes of certain commodities transported on the Great Lakes were down significantly in 2009 versus the prior year. Despite the fact that volumes were down lakes-wide, we did see a modest improvement in some of the commodities that we transport and were able to partially offset the reduction in overall demand with the increased business in our grain and salt cargos. While customer demand as measured in tons, was down lakes-wide by almost 50% for certain of the commodities that we carry, versus the 2008 sailing season, our overall tonnage volumes were only down by 2%, excluding outside voyage charter. This was a direct result of our diverse customer base, the scheduling flexibility inherent in the size and configuration of our fleet, our cost efficient operating model and our market position.

Overall, we are pleased with our vessel utilization which equaled 95.2% of the theoretical maximum of 3300 days for the shipping season. Despite reduced overall demand, our total sailing days which we define as days a vessel is crewed and available for sailing decreased by only five days or 0.2% to 3,143 sailing days in the fiscal year ended March 31, 2010, from 3,148 sailing days in the fiscal year 2009. Due to the reduced demand from our customers, we operated the McKee Son's for only 171 sailing days in the fiscal year ended March 31, 2010, compared to 281 sailing days in the fiscal year ended March 31, 2009. This was partially offset by the operation of the Saginaw for an additional 84 sailing days for fiscal year 2010 in comparison to the previous year when the vessel was undergoing a repowering and other upgrading during this period. Excluding the Saginaw and the McKee Son's, we operated our remaining 10 vessels for 21 additional sailing days during the fiscal year ended March 31, 2010 compared to the fiscal year ended March 31, 2009.

Thus far in the fiscal 2011 sailing season, our business has benefitted from an increase in sailing days due to additional new business and improving volumes in our existing aggregates and steel related commodities business. This has been partially offset by declines in our salt tonnage due to the abnormally dry winter in the Great Lakes region, ongoing quality issues with the US Midwest corn supply which have restricted shipments and vessel incidents.

We continue to pursue additional long term contractual business which will allow us to further increase vessel utilization and allow for further growth as the economy continues to rebound. We believe that the successful renewal of our customer contracts that were due to expire at the end of fiscal year 2010, combined with additional business we have already secured will allow us to increase our number of sailing days closer to our theoretical maximum and will enable us to improve the efficiency of our vessels. These factors provide the potential for substantial operating leverage and profit improvement.

We continue to be very pleased with the progress that we are making in reducing vessel operating expenses per sailing day. For the fiscal year ended March 31, 2010, vessel operating expenses per sailing day, excluding fuel and other surcharges revenue declined by 4.9% relative to the same period in fiscal year 2009. This marks the third straight sailing season that we have been able to reduce the net amount of our vessel operating expenses, excluding fuel and other surcharge revenue on a per sailing day basis. Our expense reductions are a result of improved operating metrics on our vessels, a constant focus on cost containment and the realization of gains resulting from our capital investments. Continuing our role as a cost efficient operator continues to be a key focus area for our entire management team.

In conjunction with our comprehensive cost reduction plan, we previously announced last year, the complete elimination of incentive compensation. As announced last quarter, in light of our strong operating performance, we have revisited this decision and therefore, the results of the fiscal year ended March 31, 2010, now include an accrual for incentive compensation.

We remain cautiously optimistic about our prospects for fiscal 2011 and continue to believe that while the markets that we serve are fragile, the recovery will be gradual, muted and uneven.

Nonetheless, barring a further downturn in the economy or a significant adverse change in exchange rates, we believe that our fiscal year 2010 results reflect the floor of the Company's earnings. New business and a modest increase in customer demand will enhance the number of vessel sailing days versus the prior season which in conjunction with continued stringent control over vessel operating and administrative expenses should lead to further improvement in operating performance. With that I'd like to turn the call over to Lorraine Barber for a review of the financial results. Lorraine?

Lorraine Barber: Thanks, Scott. I would now like to give you a more detailed explanation of our financials. Total revenue during the fiscal year ended March 31, 2010, was $108.2 million, a decrease of $26 million or 19.4% compared to $134.2 million during the fiscal year ended March 31, 2009. This decrease was attributable to lower fuel surcharges and reduced customer demand, which primarily impacted outside voyage charter revenue. All of our customer contracts have fuel surcharge provisions whereby the changes in our fuel costs are passed on to customers. Such changes in fuel surcharges impact our margin percentages but do not significantly impact our margin dollars. Due to reduced fuel prices during fiscal year 2010, fuel and other surcharges decreased 47.2% year-over-year.

Freight and related revenue generated from Company-operated vessels decreased by $697,000 or 0.8% to $85.1 million during the fiscal year ended March 31, 2010, compared to $85.8 million during the fiscal year ended March 31, 2009. Freight and related revenue per sailing day decreased by $179 or 0.7% to $27,087 per day per sailing day in the fiscal year ended March 31, 2010, compared to $27,266 per sailing day during the fiscal year ended March 31, 2009. This decrease primarily reflects a weaker average Canadian dollar during the revenue earning period.

Outside voyage charter revenues decreased by $11.5 million or 59.9% to $7.7 million during the fiscal year ended March 31, 2010, compared to $19.2 million during the fiscal year ended March 31, 2009. The decrease in outside voyage charter revenue was due to reduced overall demand from our customers, including some one-time spot market business during the fiscal year ended March 31, 2010, compared to the fiscal year ended March 31, 2009.

Vessel operating expenses decreased by $16.4 million or 20.2% to $64.9 million in the fiscal year ended March 31, 2010, compared to $81.3 million in the fiscal year ended March 31, 2009. The decrease is primarily attributable to reduced fuel cost and to a lesser extent, cost reductions achieved during the fiscal year ended March 31, 2010. Vessel operating expenses per sailing day decreased by $5,183 or 20.1% to $20,658 per sailing day in the fiscal year ended March 31, 2010, from $25,841 per sailing day in the fiscal year ended March 31, 2009.

Our general and administrative expenses decreased by $476,000 to $9.7 million in the fiscal year ended March 31, 2010, from $10.1 million in the fiscal year ended March 31, 2009. This decrease was a result of cost reductions partially offset by a loan amendment fee of $446,000 in the year-ended March 31, 2010. Our general and administrative expenses represented 8.9% of revenues or 8.5% excluding the loan amendment fee during the fiscal year ended March 31, 2010, an increase from 7.6% of revenues during the fiscal year ended March 31, 2009.

We incurred cash interest expense of $5.1 million in the year-ended March 31, 2010, compared to $5.9 million in the prior year. We expect interest expense in fiscal 2011 to drop to approximately $4.6 million at current rates, due to the recent expiration of an interest rate cap on a $15 million portion of our term debt, a reduced average term debt balance due to annual principal payments of approximately $4.6 million, and a reduced average revolver debt balance. Our average cost of total debt will drop from approximately 7.25% in fiscal 2010, to 6.75% in fiscal 2011 at current interest rates. In addition to the $4.6 million term debt paid down in scheduled principal payments in fiscal 2010, we reduced our average monthly revolver debt balance net of cash by $1.4 million during fiscal 2010, compared to the prior year.

We incurred $8.9 million in capital expenditures and drydock expenses during the fiscal year ended March 31, 2010, including $1.7 million relating to carryover from the 2009 winter season compared to $11.3 million, including a carryover of $6.7 million from the 2008 winter season in the fiscal year ended March 31, 2009. Our capital expenditures and drydock expenses paid or accrued for the Winter 2010 season was $7.2 million for the fiscal year ended March 31, 2010.

The Canadian Dollar strengthened by approximately 2.7% versus the US dollar averaging approximately $0.92 US per Canadian Dollar during the fiscal year ended March 31, 2010, compared to approximately $0.90 US per Canadian Dollar during the fiscal year ended March 31, 2009; however, freight and related revenue and vessel operating expenses were impacted by a slightly weaker average Canadian Dollar during the revenue earnings period of the 2009 sailing season. The Company's balance sheet translation rate increased from approximately $0.79 US per Canadian Dollar at March 31, 2009 to approximately $0.98 US per Canadian Dollar at March 31, 2010.

As a result of the items described above, during the fiscal year ended March 31, 2010, the Company's operating income before depreciation, amortization and a one-time loan amendment fee charge increased by $1.2 million to $21.1 million, compared to $19.9 million during the fiscal year ended March 31, 2009.

Finally, I would ask you to turn to slide 12 of the presentation available on Rand's website under Investors, Events and Presentations. We believe this chart which illustrates the Company's trailing four quarters operating income plus depreciation and amortization, since the time of Rand's purchase of Lower Lakes is indicative of the earnings quality of the Company in both good and bad markets.

With that, I'd like to turn the call over to Laurence to discuss our fiscal 2011 earnings opportunities. Laurence?

Laurence Levy: Thanks, Lorraine. While at this time we are not prepared to provide you with specific earnings guidance, we thought it would be helpful to share with you the earnings opportunities that we believe might be achievable in fiscal 2011. In building our budgets for fiscal 2011, we are still assuming that the economic recovery is going to be gradual, muted, and uneven, and therefore with few exceptions we are not at this time forecasting any improvement in existing customer tonnage demand.

Nonetheless, we believe we have the opportunity to further improve our operating performance in fiscal 2011 as compared to fiscal 2010 for three distinct reasons. First, we are pleased with our vessel utilization, which equaled 95.2% of the theoretical maximum of 3300 days for the shipping season. However, we believe that the successful renewal of our customer contracts that were due to expire at the end of fiscal year 2010, in conjunction with the additional business we have already secured on terms consistent with past levels, will allow us to increase our number of sailing days even closer to our theoretical maximum. Since we have already covered all of our fixed costs, these incremental sailing days will increase profitability.

Second, as a result of the price escalation provisions in our existing contracts and a further diversification in our commodity mix, we would expect that our marine freight revenue per day, excluding fuel and other surcharges and outside charter revenue is likely to increase by an amount greater than our vessel operating expenses per day which based on current exchange rates, will result in improved operating results. Furthermore, a series of measures and investments have already been identified, which will enable us to further reduce our vessel operating expenses. We intend to continue to use the excess free cash flow that the business is generating to repay debt and to invest in high return on invested capital projects that maximize the operating efficiency of our vessels.

Lastly, while at this time we do not have enough visibility to forecast it, if we experience an improvement in customer demand, it will enable us to maximize the utilization efficiency of our vessels during our sailing days, providing the potential for substantial operating leverage and profit improvement. We estimate that of the 3,143 days that we sailed in the aggregate, we lost approximately 28 days during the 2009 sailing season due to inefficiencies caused by the dramatic reduction in demand for the commodities that we transport.

We are expecting interest expense for the year to equal approximately $4.6 million, down from $5.1 million in fiscal 2010, as a result of debt repayment and a reduction in interest rates due to a fixed price swap expiring. We expect that Capital Expenditures for the year will be approximately $8.5 million, which is marginally higher than what we have incurred in prior years because we have three vessels being drydocked in early 2011. Our strong financial performance during the severe economic downturn underscores the quality of our business model and assets. We are very pleased with the operating results that we've been able to achieve in this adverse environment. Thus far in the 2010 sailing season, vessel sailing days have improved meaningfully as compared to last year. This improvement is a result of increased demand for certain commodities that we carry and new business secured this past winter.

Given the high degree of confidence that we have related to the contractual bookings we have already in hand for the 2010 sailing season and the revenue visibility they provide, we believe that in fiscal 2011, we are well positioned based on current exchange rates and economic conditions to continue to improve our operating performance. Barring a further downturn in the economy or a significant adverse change in the exchange rate, we believe that our fiscal year 2010 results reflect the floor of the Company's operating income plus depreciation and amortization. We look forward to keeping you apprised of Rand's progress but at this time would like to take calls from you, so I'd like to turn it over to the Operator please.

+++ q-and-a
Operator: (Operator Instructions). Your first question comes from the line of Fred Buonocore with CJS Securities.

Fred Buonocore: Yes, good morning. First question I'd like to go through is just a review of your end markets. You talked about some strengthening demand for certain commodities. Could you go through some of your key cargos and talk about what you're seeing there in terms of demand trends?

Laurence Levy: Scott, could you address that please?

Scott Bravener: Yes, Fred, the largest improvement in the Great Lakes market this year has been the improvement in the steel industry in general which is operating closer to 75% capacity utilization versus last year at this time when it was operating in the 40% range, and that has increased our iron ore related business fairly substantially, and also the by-products related to the steel industry and your coking coal, pellet fines, mill scale, et cetera. Those commodities were not moving at all in the first quarter of last year and we have seen a resurgence in those shipments.

Aggregate shipments are up 38% at the end of May versus last year, still trending fairly significantly, 15% to 16% below the five year average. The increase in aggregate shipments has been primarily driven by the increased utilization in the steel industry, the metallurgical side of the business with the line plants coming back online and blast furnace utilization, but we have seen a modest increase in aggregate demand, construction aggregate demand also.

Fred Buonocore: Okay, and then in terms of the new business that you captured over the winter, can you talk about, is this new business with existing customers or are these new customers and in what end markets, please?

Scott Bravener: We added one new customer in our grain market last year with the season with the time charter of one of our bulkers, a full time, time charter for that vessel and we added a smaller contract in our aggregates market with one customer that we had not previously supplied.

Fred Buonocore: Okay, and then on the renewals with existing customers, did you get the sort of pricing terms that you had historically?

Scott Bravener: Pricing terms on renewals in the last year, during this season have been more consistent with the cost of living, that type of increases.

Fred Buonocore: Okay, so like a low single digit percent range?

Scott Bravener: Low single digits, yes.

Fred Buonocore: Okay, and is that the annual escalator on those as well? I mean, these are multi-year contracts?

Scott Bravener: The renewals that we've done have been shorter in term in this time period but yes, there's annual escalation provisions in them.

Fred Buonocore: Okay, great. I'll jump back in line. Thank you.

Operator: (Operator Instructions). Your next question comes from the line of Matt Campbell with Knott Partners.

Matt Campbell: Good morning. Was wondering if you could expand upon your new customers, the composition, if you're bringing on a grain customer, is there a better profitability to the margin structure if you're shipping grain versus stone?

Laurence Levy: Scott, go ahead, please.

Scott Bravener: In some markets, the margins will be higher, Matt. In the particular case of the new customer, we've actually done a long term time charter for one vessel which we think better secures the annual utilization of that vessel. We're not subject to the big areas of the crop conditions, et cetera. That vessel it basically belongs to that customer and so we've secured the full time utilization of it. I think that has been the key aspect from our standpoint.

Matt Campbell: And Scott, could you comment at all about what you're seeing on the competitive front, what's happening with some of your competition at this point?

Scott Bravener: We're seeing a lot greater vessel utilization in the first quarter this year versus last year. There is still vessel capacity idled. In Canada, all of the self-unloading capacity is active right now. In the US, there -is still idle self-unloading capacity. And pretty much all bulker capacity is presently being utilized in the first quarter this year within the Canadian market.

Matt Campbell: Scott, just with regard to the beginning of 2011 sailing season, do you feel like you've gotten off to a good early start this year relative to last year? How would you characterize that?

Scott Bravener: We've had a lot earlier start relative to last year, Matt, this year and certainly a lot better vessel utilization and earlier start with a full fleet running, but we as we mentioned in the call some partially offset by declines in some of our traditional backhaul business. Our salt tonnage is off this year due to the abnormal winter that we had this year was the mildest winter that we've had in the Great Lakes Region in 20 years.

Matt Campbell: So on a net-net basis, would you characterize this year's beginning versus last year as better or flat?

Scott Bravener: We're off to a better start than last year. As I said partially offset but we've certainly gained year-to-date at this point versus last year fairly substantially at this point.

Matt Campbell: And not to hog the call here, but Scott, in the past you've had some boating incidents that have occurred. What have you done differently from an operations standpoint to maybe ensure that -- you're obviously, sometimes you will hit things but that you're better on your safety record?

Scott Bravener: From an operating standpoint, we've made significant improvements in our planned maintenance system, implementation throughout the fleet, from bumping into the odd things that are inherent in the trading patterns that we trade in, we trade in most of the restricted, that's our niche market, we trade in a lot of restricted ports and from time to time, we will have vessel incidents, we seemed to have an abnormal level last year in the first quarter that we haven't seen this year, we haven't seen any dock-related incidents this year and with better training throughout the fleet but I guess we've had better luck in that regard so far to this date. Now, we have had a fairly major operational incident where we had a collapse of a self-unloading boom on the Saginaw, which removed that vessel for a significant amount of time in the month of May, late April and May of this year which has affected our results.

Matt Campbell: Okay, great. Thank you very much.

Operator: (Operator Instructions). Your next question is a follow-up question from the line of Fred Buonocore with CJS Securities.

Fred Buonocore: Yes, Scott. Just following up on that incident with the Saginaw that you had, so in other words it sounds like year-to-date, so far your results exceed the prior year period even with the incident that laid up the Saginaw. Is that the right interpretation?

Scott Bravener: That is correct.

Fred Buonocore: Okay, and the Saginaw is back in service now?

Scott Bravener: Yes, it is.

Fred Buonocore: Very good. And can you talk a little bit about opportunities to acquire additional vessels? I see in your 10-K and also in mention in your press release and prepared remarks potential investment in repowering of one vessel. Does this just mean that you're not seeing really attractively priced available assets at the moment and the repowering is a better near term investment or are they kind of exclusive sort of thought processes right now?

Laurence Levy: Fred, this is Laurence. We continue to evaluate multiple investment opportunities. We continue to look for new vessels to acquire. At this moment we do not see any very attractive opportunities but continue to monitor markets and are hopeful that over time as patient investor we will come across interesting opportunities. In the interim we continue to look within our Company at attractive opportunities. We are continuing to evaluate the repowering of the “Micsh”. As you are aware, we did repower the Saginaw a short while ago and have seen very attractive returns on that investment. So if we do feel we can achieve similar returns on repowering of the “Mich”, we would fully intend to move forward with that.

We do see other opportunities perhaps in our capital structure, for example, repaying some of our accrued preferred dividend where we can actually earn very attractive rates of return, so we continue to generate cash within our business and continue to evaluate opportunities to redeploy that capital into attractive return on investment opportunities that will create significant value for our stockholders.

Fred Buonocore: Very good, and then just one other question you talked about incentive comp. So if I understand correctly, you had incentive comp come back in fiscal 2010 after basically freezing it for much of the year. Should we expect any significant recovery of additional incentive comp in the fiscal 2011 season or just what the normal trajectory would be with -- as it relates to your performance during the year?

Laurence Levy: I would probably characterize it as normal trajectory, Fred. Certainly at the beginning of the last fiscal year, this was a very uncertain time and we basically just decided prudently to eliminate all incentive compensation from our plans. As the year progressed, despite the very adverse economic environment, our Company performed very, very well and as a result we resorted to what would basically be a normal level for the level of operating earnings that we achieved, so as we move forward and hopefully achieved improved operating performance we would just expect that incentive compensation would improve ratably with that improvement.

Fred Buonocore: Okay, thank you very much. I appreciate it.

Laurence Levy: Thank you.

Operator: At this time there are no further questions. I would like to turn the call back over to Mr. Levy for closing remarks.

Laurence Levy: We thank all of you for participating on today's call. We appreciate you taking the time. We are very pleased with the Company's performance in light of the adverse broader economic environment and specifically the significant downturn on the Great Lakes. We are pleased by the good start that we've had to this current sailing season and are cautiously optimistic about our outlook for this current year. We look forward to keeping you apprized of Rand's progress. So with that I'd like to finish the call. Thank you, Operator.

Operator: Thank you, ladies and gentlemen. This concludes today's conference. You may now disconnect.